Exhibit 99.2

To:	All employees
From:	Inside PDC
Subject:	Employee Update | A Message from Bart Brookman
Date/Time:	March 7, 2019

Dear Team,

This morning we issued a press release responding to filings made by Kimmeridge Energy Management, a PDC shareholder, notifying us of its intent to nominate three individuals to stand for election to our Board of Directors at our 2019 annual meeting of shareholders.

As we communicated to you a couple weeks ago, the PDC Board of Directors has met and held discussions with Kimmeridge, as we do with other shareholders, to understand their views. We remain open to suggestions and perspectives that advance the best interests of PDC and all of our stakeholders.

As for next steps, the PDC Board will review the nominations and present its formal recommendation regarding director nominations in PDC’s definitive proxy statement to be filed with the Securities and Exchange Commission. We will continue to keep you updated as necessary.

Importantly, this news has no impact on our strategy or to your day-to-day responsibilities. Our work continues to build on the momentum we have established over the last few weeks since we announced our 2019 guidance and 2020 outlook. With your continued focus and hard work, I am confident we can successfully execute on our 2019 strategic plan, generate free cash flow and create value for all PDC stakeholders.

Please continue to refer all shareholder, analyst or media inquiries to the investor relations team.

Thanks for your dedication to PDC.

Sincerely,

Bart